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                                 EXHIBIT INDEX

(a)(3) Articles of Amendment to the Articles of Incorporation, dated April 21, 2006.

(d) Investment Management Services Agreement, amended and restated, dated May 1, 2006 between Registrant and RiverSource Investments, LLC.

(h)(5) Agreement and Plan of Reorganization between AXP Special Tax-Exempt Series Trust, on behalf of RiverSource Insured Tax-Exempt Fund, and AXP Tax-Exempt Series, Inc., on behalf of RiverSource Tax-Exempt Bond Fund, dated Nov. 10, 2005.

(i) Opinion and consent of counsel as to the legality of the securities being registered.

(j)      Consent of Independent Registered Public Accounting Firm.

(q)(1) Directors/Trustees Power of Attorney to sign Amendments to Registration Statement, dated Dec. 5, 2006.